Exhibit 99.1

For Immediate Release:

FINAL

DrugMax Announces First Quarter 2006 Financial Results

Revenues Grow 6.9% from the Previous Quarter; The Company Focuses on Core Pharmacy Performance

Farmington, CT, May 15, 2006 - DrugMax, Inc. (Nasdaq: DMAX) reported financial results for the first quarter ended April 1, 2006.

The Company’s core business or continuing operations represent its specialty pharmacies, Worksite PharmaciesSM and its medical specialty distribution business for the purpose of selling pharmaceuticals to physicians and other healthcare providers.

First Quarter 2006 Financial Highlights
▪	Revenues were $56.0 million, representing 6.9% sequential growth from the fourth quarter of 2005.
▪	Gross margin was 19.5%, compared to gross margin of 18.3% in the previous quarter, adding approximately $1.3 million in gross profit.
▪	Operating loss was $(2.9) million, an improvement of $1.6 million or 36%, compared to operating loss of $(4.5) million in the fourth quarter 2005.
▪	Net loss per basic and diluted common share was $(0.06), compared to net loss per basic and diluted common share of $(0.47) in the previous quarter.

Revenues
Net revenues from continuing operations were $56.0 million for the first quarter 2006 compared to $52.4 million in the prior quarter and $57.2 million in the first quarter 2005.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, “We are encouraged with the progress in our financial performance for the first quarter 2006 which are in line with our expectations and our prior guidance. Our top line grew close to 7% from the previous quarter which is a healthy sign that our specialty pharmacy platform is gaining traction. We believe sequential comparison is a better indicator of our current business given the fact that last year was a transitional year in first trying to integrate the former DrugMax wholesale model to our core Familymeds pharmacies and then subsequently exiting that legacy wholesale distribution to focus on our higher margin, higher growth core pharmacy operations. This year our management team is completely focused and fully dedicated to growing our core pharmacy operations and related business. During the first quarter of 2006, our first objective was to get the overall business back to a financial momentum similar to where we were when we operated as a private company in 2004 and we believe we are well on way to achieving this milestone. Our next objective is to accelerate our organic growth strategies and move towards achieving profitability in order to deliver long term shareholder value.”

Gross Profit & SG&A
Gross margin was $10.9 million or 19.5% in first quarter 2006 compared to $9.6 million or 18.3% in the prior quarter and $11.9 million or 20.9% in first quarter 2005. While the year-over-year gross margin decline in part reflects the adverse effect within the pharmacy industry from managed care organizations, pharmacy benefit managers and Medicare D payers increased focus on reducing prescription costs, the Company continues to take steps to offset this margin pressure by focusing on higher margin products sales, supply chain management improvements and technology initiatives, accounting for the sequential gross margin expansion.

Selling, general and administrative (SG&A) expenses in the first quarter 2006 were $13.0 million, or 23.2% of net revenues, compared to SG&A expenses of $12.9 million, or 24.6% of net revenues for the prior quarter and $13.9 million, or 24.3% of net revenues for first quarter 2005. The Company will continue to remain highly vigilant on operating expenses and reducing expenses sequentially as a percentage of revenues.

Net Loss
Net loss available to common stockholders per basic and diluted common share for first quarter 2006 was $(0.06) compared to $(0.47) for the prior quarter and $(0.29) for the first quarter 2005. This includes loss from continuing operations of $(4.2) million or $(0.06) loss per basic and diluted common share and income from discontinued operations of $0.2 million or $0.00 income per basic and diluted common share for the first quarter 2006. This compares to loss from continuing operations of $(6.3) million or $(0.13) loss per basic and diluted common share and loss from discontinued operations of $(21.8) million or $(0.34) loss per basic and diluted common share for the fourth quarter 2005. For the first quarter 2005, loss from continuing operations was $(3.8) million or $(0.23) loss per basic and diluted common share and loss from discontinued operations of $(1.2) million or $(0.06) loss per basic and diluted common share.

As of April 1, 2006, cash and cash equivalents and bank availability was approximately $10 million. During the first quarter of 2006 the Company’s capital expenditures were $0.8 million, reflecting the ongoing strategic improvements to technology, 1 location opening and selected remodeling.

First Quarter 2006 Business Highlights
▪	Acquired a leading medical office based oncology pharmacy in central Florida on January 26, 2006. Revenues from this location were $0.9 million for the quarter ended April 1, 2006.
▪	Reopened our distribution facility in Louisiana in mid-February to service our Valley Medical Supply business to physicians and other healthcare facilities.
▪	Completed installation of 5 kiosks in medical office buildings located in Connecticut to increase patient access to our pharmacies.
▪	Improved supply chain management to reach 5 day per week delivery of pharmaceuticals and related products directly to locations effective February 2006, improving our “in-stock” service to patients.
▪	Provided pharmacy services (prescriptions) to approximately 175,000 patients in the first quarter 2006 a sequential increase of 7,400 patients from 168,000 patients in the fourth quarter 2005.
▪	Completed opening and full implementation of additional employer sponsored location “Scotts Worksite PharmacySM”.
▪
Hired new Chief Financial Officer (James Bologa) and created new Chief Operating Officer (James Searson) position to concentrate on overall operational management and metrics through improvements to supply chain management, pharmacy operations and financial performance throughout the organization.

2006 Strategic Outlook
DrugMax will continue to focus on organic growth as its primary avenue of achieving its financial targets in areas which the Company has identified to be the higher margin and higher revenue growth business lines. These areas include initiatives for Worksite PharmaciesSM, specialty pharmaceuticals, institutional pharmaceutical sales, and physician pharmaceutical distribution in pursuit of building an integrated pharmacy platform with a diversified and robust base of sales channels. The Company reaffirms its 25% sales growth target for full year 2006 and believes it has adequate cash and cash availability to finance its strategic initiatives of organic growth throughout 2006.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, “Our outlook for the remainder of 2006 remains positive. Our growth initiatives are beginning to perform well as can be seen through the revenue growth from our Worksite PharmaciesSM which generated $2.0 million during the quarter, representing an increase of over $1 million from Q1 2005. We are very positive on this part of the business as we add additional Worksite PharmaciesSM going forward. In addition, we hired key sales executives in March to lead our specialty pharmacy and institutional and assisted living sales and we expect to see a much more significant impact to our top line from these efforts throughout 2006. We remain confident that we have the right strategies in place to achieve our financial targets for 2006 and look forward to reporting our successes to you going forward.”

Additional information about DrugMax’s financial results is contained in the Form 10-Q for the three months ended April 1, 2006 that the Company expects to file on May 15, 2006 with the U.S. Securities and Exchange Commission.

Conference Call/ Audio Webcast
DrugMax will host a conference call today, May 15, 2006 at 2:00 p.m. Eastern Time to discuss the Company’s results for the first quarter and 2006 outlook.  To access the call, please dial (800) 901-5241 (International dial-in #: 617-786-2963) and enter the passcode 16405072.  The conference call will also be broadcast live over the Internet on the Company’s website at http://www.drugmax.com. If you are unable to participate at this time, a replay of the call will be available until May 22, 2006 at (888) 286-8010 (International dial-in #: 617-801-6888). Enter the passcode 75405338 to access the audio replay. The webcast will also be archived on the Company’s website at http://www.drugmax.com.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

As previously disclosed in DrugMax’s Form 10-K for fiscal 2005, as amended, the opinion from its independent registered public accounting firm on its consolidated financial statements as of December 31, 2005 and January 1, 2005 and for each of the three years in the period ended December 31, 2005 was modified with respect to the substantial doubt surrounding DrugMax’s ability to continue as a going concern.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding its first quarter revenues and gross margins, its business and growth strategies, its future profitability and its ability to continue as a going concern. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com

DRUGMAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 1, 2006 and APRIL 2, 2005
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 1, 2006	April 2, 2005

NET REVENUES	$56,040	$57,201

COST OF SALES	45,125	45,258

Gross margin	10,915	11,943

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,987	13,943

DEPRECIATION AND AMORTIZATION EXPENSE	838	1,202

OPERATING LOSS	(2,910)	(3,202)

OTHER INCOME (EXPENSE):
Interest expense	(1,396)	(763)
Interest income	10	10
Other income	59	186

Total other expense, net	(1,327)	(567)

Net loss from continuing operations	(4,237)	(3,769)
Net income (loss) from discontinued operations	181	(1,226)
NET LOSS	(4,056)	(4,995)

DrugMax preferred stock dividends	-	(632)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(4,056)	$(5,627)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Loss from continuing operations available to common shareholders	$(0.06)	$(0.23)
Loss from discontinued operations	-	(0.06)
Net loss available to Common Shareholders	$(0.06)	$(0.29)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted Shares	65,874	19,653

DRUGMAX, INC. AND SUBSIDIARIES
CONSENSED CONSOLIDATED BALANCE SHEETS
APRIL 1, 2006 AND DECEMBER 31, 2005
(in thousands)

	(Unaudited)
ASSETS	April 1, 2006	December 31, 2005

CURRENT ASSETS:
Cash and cash equivalents	$6,458	$6,681
Trade receivables, net	11,287	12,855
Inventories	29,805	30,631
Prepaid expenses and other current assets	2,181	2,487

Total current assets	49,731	52,654

PROPERTY AND EQUIPMENT, Net	5,450	4,959

GOODWILL	1,355	1,355

INTANGIBLE ASSETS, Net	4,293	4,852

OTHER NONCURRENT ASSETS	316	207

TOTAL ASSETS	$61,145	$64,027

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Revolving credit facility	$36,384	$36,251
Promissory notes payable	496	915
Accounts payable and accrued expenses	16,048	15,114
Current portion of notes payable	4,721	4,721

Total current liabilities	57,649	57,001

NOTES PAYABLE	17,669	18,184

OTHER LONG-TERM LIABILITIES	88	135

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT	(14,261)	(11,293)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$61,145	$64,027